Exhibit 99.1
Rock-Tenn Company Agrees to Acquire Southern Container Corp.
     NORCROSS, Ga.—(BUSINESS WIRE)—Jan. 10, 2008—Rock-Tenn Company (NYSE:RKT) today announced that it has agreed to acquire the stock of Southern Container Corp. (“Southern Container”), a privately-held containerboard manufacturing and corrugated packaging business, for $851 million in cash. Rock-Tenn expects that Southern Container will have approximately $142 million in debt outstanding immediately after the acquisition. Southern Container operates the 720,000 ton per year Solvay mill, located near Syracuse, NY, one of the lowest cost recycled containerboard mills in North America, as well as eight integrated corrugated box plants, two sheet plants, and four high impact graphics facilities. Consolidated net sales of the acquired business for the 52 week period ended September 8, 2007 were $538 million. All corporate approvals of the transaction have been received. The closing is subject to Hart-Scott-Rodino review and other customary closing conditions. Rock-Tenn plans to finance the acquisition with proceeds from $1.4 billion in new credit facilities and the sale of unsecured senior notes. The $1.4 billion will provide the Company with funding to complete the acquisition, refinance the Company’s existing credit facilities and provide in excess of $200 million of undrawn capacity. Wachovia Bank, N.A., Bank of America and SunTrust Bank and certain affiliates of each have committed to provide $1.4 billion in a combination of new credit facilities and bridge financing to support this transaction. The new credit facilities will be secured with certain assets of Rock-Tenn and Southern Container. Additionally, Rock-Tenn’s existing senior notes will share the collateral under the terms of the indenture dated July 31, 1995. Wachovia Capital Markets, LLC acted as financial advisor to Rock-Tenn on the transaction. Rock-Tenn expects to close the acquisition in late March 2008.
     Rock-Tenn’s Chairman and Chief Executive Officer, James Rubright said, “We believe Southern Container represents a unique opportunity for Rock-Tenn to expand our corrugated and merchandising display businesses. Our strategy has been to expand and improve our businesses by acquiring very low cost, well invested assets. Southern Container fits this strategy perfectly. It has consistently earned industry leading EBITDA margins with its low cost Solvay mill, modern box plant system and preprint graphics capability.”
     The purchase price including debt of Southern Container represents a multiple of approximately 6.9 times Southern Container’s Pro Forma EBITDA (as hereinafter defined) for the 52 week period ended September 8, 2007. Rock-Tenn and Southern Container expect to make an IRC section 338(h) (10) election that will increase Rock-Tenn’s tax basis in the acquired assets and result in a net present value benefit of approximately $150 million, net of gross-up tax payments to be made to Southern Container’s shareholders as a result of the election. Including the net present value of the benefit of the tax basis step-up, the purchase price represents approximately 5.8 times Southern Container’s Pro Forma EBITDA for the 52 week period ended September 8, 2007.

     Conference Call
     The Company will host a conference call to discuss details of the transaction and other topics on January 11, 2008 at 9:00 AM ET. The call is being webcast and can be accessed, along with a copy of the press release and other relevant financial and statistical information related to the transaction, at www.rocktenn.com.
     About Rock-Tenn Company
     Rock-Tenn Company is one of North America’s leading manufacturers of packaging products, merchandising displays and bleached and recycled paperboard. The Company has annual net sales of approximately $2.3 billion and operating locations in the United States, Canada, Mexico, Chile and Argentina.
     Statements herein regarding the anticipated closing date of the purchase, the terms, amount, timing and availability of anticipated financing for the acquisition, cost reductions, synergies and transitional costs to achieve the synergies and the timing of such costs and synergies constitute forward-looking statements within the meaning of the federal securities laws and are subject to certain risks and uncertainties. With respect to these statements, the Company has made assumptions regarding, among other things, whether and when the proposed purchase will be approved; whether and when the proposed purchase will close; the availability of financing on satisfactory terms; results and impacts of the proposed purchase; economic, competitive and market conditions generally; volumes and price levels of purchases by customers; competitive conditions in our businesses and possible adverse actions of our customers, our competitors and suppliers. Management believes its assumptions are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. There are many factors that impact these forward-looking statements that the Company cannot predict accurately. Further, the Company’s and Southern Container’s businesses are subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for their products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain customers; and adverse changes in general market and industry conditions. Such risks and other factors that may impact management’s assumptions are more particularly described in the Company’s filings with the Securities and Exchange Commission, including under the caption “Business — Forward-Looking Information” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. The information contained herein speaks as of the date hereof and the Company does not have or undertake any obligation to update such information as future events unfold.
     Non-GAAP Measures
     We have included financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors. These measures may differ from similarly captioned measures of other companies in our industry.
     Pro Forma EBITDA (as defined)
     We have defined Pro Forma EBITDA to reflect (1) EBITDA, which is defined as earnings (net income) before interest (interest expense and interest income), taxes, depreciation and amortization, and (2) certain additional adjustments to (a) add back the minority interest’s share of earnings of the Solvay mill, because such interests have been acquired by Southern Container, (b) eliminate a portion of compensation expense to the former owners of Southern Container and eliminate expense related primarily to fair value adjustments on contracts assumed. Rock-Tenn management uses Pro Forma EBITDA in evaluating operations because it believes the adjustments reflected in Pro Forma EBITDA remove the effects of factors that are not representative of a company’s core ongoing operations or otherwise distort trends in underlying operating results.
     Our definitions of EBITDA (as defined) and Pro Forma EBITDA (as defined) may differ from other similarly titled measures at other companies. EBITDA (as defined) and Pro Forma EBITDA (as defined) are not defined in accordance with GAAP and should not be viewed as alternatives to GAAP measures of operating results or liquidity. Rock-Tenn management believes that net income is the most directly comparable GAAP measure to EBITDA (as defined) and that pro forma net income is the most directly comparable GAAP measure to Pro Forma EBITDA (as defined).
     We believe EBITDA (as defined) and Pro Forma EBITDA (as defined) of Southern Container provide useful information to investors for the following reasons:
     Rock-Tenn management used EBITDA (as defined) and Pro Forma EBITDA (as defined) of Southern Container as the starting measure for our financial evaluation of the purchase price we would pay for the acquired business. We either added or deducted the financial impact of various assumptions and judgments necessary to estimate the future earnings that we would expect to realize from the acquired business, which included assumptions regarding (a) our estimated future capital expenditures, (b) the future tax depreciation we would experience based on the step-up in the tax basis of the acquired assets resulting from the purchase under the IRC section 338(h) (10) election, (c) the expected interest costs we would incur on debt required to finance the acquisition, (d) the expected combined state and federal income tax rates on resulting income before income taxes and (e) numerous other matters that could impact the future earnings of the business.
     Management also believes such measures provide useful information to investors because we anticipate that the credit facilities used to finance the proposed acquisition will include a covenant that will be expressed as a ratio of our total indebtedness to a defined measure of consolidated EBITDA and consolidated Pro Forma EBITDA. We anticipate that failure to comply with the covenant would constitute an event of default under the credit agreement that could adversely affect our liquidity. We also anticipate that information about this covenant may be material to an investor’s understanding of Rock-Tenn’s financial condition or liquidity. We believe that we have calculated EBITDA (as defined) and Pro Forma EBITDA (as defined) of the acquired business in a manner generally consistent with the calculation that will be contained in the credit agreement. However, because we have not yet finalized the credit agreement, it is possible that the actual calculation may differ from the calculation we have shown.
Southern Container reconciliation of Net Income to EBITDA (as defined)
(in Millions):

	52 Weeks Ended	52 Weeks Ended
	September 8,	December 30,
	2007	2006
Net Income	$67.2	$57.4
Interest expense and interest income, net	8.1	10.7
Income tax expense	2.2	1.5
Depreciation and amortization	46.1	44.8

EBITDA (as defined)	$123.6	$114.4

Southern Container reconciliation of EBITDA to Pro Forma EBITDA (as defined) (in Millions):

	52 Weeks Ended	52 Weeks Ended
	September 8,	December 30,
	2007	2006
EBITDA (as defined)	$123.6	$114.4
Pro forma adjustments
Solvay minority interest (a)	9.2	10.4
Compensation and other expense (b)	11.4	14.3

Pro Forma EBITDA (as defined)	$144.2	$139.1

(a)	We have added back the minority interest in the earnings of the Solvay mill subsidiary, which interests have been acquired by Southern Container Corp. Accordingly, we believe it is appropriate to add back the minority interest in the earnings of the subsidiary for the period presented as the full earnings of the subsidiary will be consolidated with our results following the acquisition.

(b)	We have eliminated a portion of compensation expense to the former owners of Southern Container and other expense related primarily to fair value adjustments on contracts assumed. We believe it is appropriate to add back these items for the period presented as these items will not be incurred after the acquisition.

CONTACT:	Rock-Tenn Company Investor Relations, 678-291-7900